Exhibit 10.2

EXECUTION COPY

PURCHASE AGREEMENT

          This PURCHASE AGREEMENT (this “Agreement”) is made as of the 26th day of May, 2009 by and among CADENCE II, LLC DBA NETWORK CADENCE, a Colorado limited liability company (“Company”), and MR. PAT BURKE and MS. ANN BURKE, individual residents of the State of Colorado (collectively, “Sellers”).

WITNESSETH

          WHEREAS,Company wishes to purchase from Sellers, and Sellers wish to sell and transfer to Company, one hundred percent (100%) of Sellers’ collective limited liability company interests (the “Interests”) of Company, on the terms and conditions hereinafter set forth (the “Transaction”).

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

          1.1. Definitions. In addition to the other defined terms herein, the following terms shall have the following meanings for the purposes of this Agreement:

          “Closing” shall mean the date set forth above in the preamble of this Agreement.

          “Lien” shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

          “Person” means any individual, organization, corporation, partnership, joint venture, entity, enterprise, firm or business.

          “Business Day” means any day other than a Saturday, Sunday or day which shall be in the State of Colorado a legal holiday or day on which banking institutions are required or authorized to close.

ARTICLE II
SALE AND PURCHASE

          2.1. Sale and Purchase of the Interests. At Closing, Company shall purchase from Sellers, and Sellers shall sell and transfer to Company, the Interests, free and clear of all Liens. As consideration for Sellers’ Interests, Company shall pay Sellers a sum of $3,400,000 (the “Purchase Price”). The Purchase Price shall consist of $600,000 cash due at Closing and a $2,800,000 promissory note (the “Note”) delivered to Sellers at Closing, a copy of which Note is attached hereto as Exhibit A.

          2.2. Transfer of Certain Assets. At Closing, Sellers shall sell transfer and assign to Company, all Seller’s right, title and interest in the contracts described on Schedule A (the “Assigned Contracts”), which are contracts of the Company, but for administrative convenience, are held in the name of Sellers. Company hereby assumes and shall pay, discharge and perform when due all obligations and liabilities of Sellers under the Assigned Contracts. Company shall pay all fees, costs and expenses as may be necessary and appropriate to transfer the Assigned Contracts to Company, including the cost of obtaining third-party consents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers, jointly and severally, hereby represent and warrant to Company the following as of Closing:

          3.1. Due Authorization; Enforceability. Sellers have full power and authority to enter into this Agreement, perform this Agreement and consummate the Transaction contemplated hereby. Sellers have duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

          3.2. Capitalization. Upon the consummation of the Transaction (and assuming the retirement or cancellation of the Interests), John McCawley will own 100% of the outstanding limited liability company membership interests in Company and, to Sellers’ knowledge, no other Person will have any right to acquire or otherwise obtain any limited liability company membership interests or other equity interests in Company.

          3.3. Title. Sellers have exclusive legal and valid title to the Interests. At Closing, the Interests will be transferred and sold to Company, free and clear of all Liens, and such transfer and sale is sufficient to transfer Sellers’ entire interest (legal and beneficial) in the Interests to Company, free and clear of all Liens. The Interests are not certificated.

          3.4. Commitments. Sellers have not made any commitments to any Person of Company resources (including cash or services) in an amount (individually or in the aggregate) in excess of $10,000, of which they have not notified Company in writing or reflected on Company’s books and records.

          3.5. Brokers. Sellers have not used any broker or finder in connection with the transactions contemplated hereby, and Company shall have no liability as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Sellers in connection with the Transaction.

          3.6. No Violations. The execution and delivery of this Agreement and the performance by Sellers of their obligations hereunder do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Lien upon Sellers’ Interests pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract or agreement of Sellers, judgment or decree to which Sellers are subject or by which Sellers’ Interests are bound.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

          Company hereby represents and warrants to Sellers the following as of Closing:

          4.1. Due Authorization; Enforceability. Company has full power and authority to enter into this Agreement and the Note, perform this Agreement and the Note and consummate the Transaction. Company has duly and validly executed and delivered this Agreement and the Note will be duly and validly executed and delivered at the Closing. This Agreement and the Note constitute legal, valid and binding obligations of Company, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

          4.2. Brokers. Company has not used any broker or finder in connection with the transactions contemplated hereby, and the Company shall have no liability as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Company in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

          5.1. Resignation. At Closing, Sellers will submit their resignations from all offices and positions with Company in a form reasonably acceptable to Company. At Closing, Sellers shall be obligated to immediately return all Company property in their possession, including, but not limited to: (i) personal computers or other electronic devices provided by Company; (ii) all memoranda, notes, records, files or other documentation of information (in whatever form or media); (iii) all proprietary or other information of Company (originals and all copies) which is in the control or possession of Sellers; and (iv) any and all other property of Company that is in the control or possession of Sellers; provided, however, that Sellers shall be entitled to retain the cell phones provided by Company, and Company hereby transfers and assigns its rights and interest in the same to Sellers. As of Closing, Sellers will transfer the service plan from Company to Seller’s account or cancel the service plan. Except as specifically provided herein, Sellers acknowledge and agree that following Closing, no amounts are due to them by Company, including, but not limited to, salary, wages, benefits, commissions, distributions or any other payments, rights or interests.

          5.2. Health Benefits. For a period of two (2) years following Closing, Company shall provide, at Company’s sole cost and expense, family health benefits to Sellers substantially similar to those currently provided to Sellers and their family. Nothing in this provision shall require Company to remain with its current health benefits plan solely to fulfill its obligations under this Section 5.2.

          5.3. Condo. As soon as practicable following Closing, Company will transfer its limited liability company interest in Howelsen Place Steamboat LLC to Sellers, in form reasonably satisfactory to Sellers.

          5.4. Cash Balance Notification. Company shall notify Sellers within ten (10) Business Days following the date Company has less than $750,000 in cash or cash equivalents on hand. Beginning on January 1, 2010, Company shall not fail, during any ninety (90) consecutive day period, to maintain cash or cash equivalents of at least $750,000 so long as the Note is outstanding.

          5.5. Confidentiality. Sellers agree that they shall use no less than a reasonable degree of care to protect any Confidential Information in their possession against disclosure and will not (a) divulge any Confidential Information or (b) use or permit to be used any Confidential Information for their own and anyone else’s benefit. For this purpose, “Confidential Information” shall mean, information regarding the financial condition, customer lists, marketing strategy, names of employees, compensation amounts and formulas, operations, proprietary information and prospects of the Company. Confidential Information includes not only written information, but also information transmitted orally, visually, electronically or by other means, provided that Confidential Information shall not include any information that becomes generally available to the public other than as a result of disclosure by Sellers in violation of their obligations hereunder. Notwithstanding the foregoing, Sellers may disclose Confidential Information: (i) to the extent required by a court of competent jurisdiction or other governmental agency or otherwise as required by applicable law, rule or regulation, provided that reasonable notice to Company of said disclosure is provided by Sellers; and (ii) on a “need-to-know” basis under an obligation of confidentiality to their legal counsel and accountants.

          5.6. Non-Compete. Sellers hereby covenant that for a period of two (2) years (the “Cooling Off Period”) following Closing, Sellers shall not directly or indirectly (without the prior written consent of Company and such consent may be withheld at Company’s sole discretion) own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed with, a Competitive Business. For purposes of this Section 5.6, “Competitive Business” means any Person operating a business primarily dedicated to professional services, consulting or research and development work in telecommunications back office systems which are the same as or similar to those back office systems provided by Company in any jurisdiction in which Company, its subsidiaries or affiliates has operated, or operates during this Cooling Off Period; provided, that if at any time Company shall default under the terms of the Note and for only so long as Company fails to cure that default, Sellers will not be bound to the provisions set forth in this Section 5.6.

          5.7. Non-Disparagement. Neither Company nor Sellers shall publicly disparage, defame, slander, or otherwise speak ill of the other party hereto or any of their directors, officers, employees, agents, representatives, affiliates, family members, heirs, successors or assigns, or take any action that would reasonably be expected to cause any adverse public relations or embarrassment to any such persons or to otherwise injure or impair the business or business prospects of any such persons.

          5.8. Non-Solicitation. Sellers hereby covenant that for a period of two (2) years following Closing, Sellers will not directly or indirectly: (i) employ or solicit for employment or receive the services of, any individual who is employed by Company during the Cooling Off Period, on Closing or within a period of six (6) months prior to Closing; (ii) induce, influence, or encourage any employee of Company to terminate their employment with Company; (iii) solicit or accept for their own benefit or the benefit of any other Person any business in competition with Company from any current, or former client, or customer of Company; or (iv) induce, influence or encourage any current Company client or customer to cease doing business with Company; provided, that if at any time Company shall default under the terms of the Note and for only so long as Company fails to cure that default, Sellers will not be bound to the provisions set forth in this Section 5.6.

          5.9. Reimbursement of Fees. At Closing, Company shall reimburse Sellers for their counsel and accounting fees in connection with the Transaction in an aggregate amount not to exceed $10,000.

          5.10. Inspection Rights. During the term of the Note, and upon ten (10) business days’ prior notice to the Company, Sellers, and their tax preparers, shall have the right, once per calendar quarter, to review the books and records of the Company to assess its financial condition.

          5.11. Final Tax Distribution. Within thirty (30) days following Closing, the Company shall pay to Sellers an amount equal to Sellers’ allocable share of the net taxable income of the Company earned from January 1, 2009 through Closing multiplied by forty-one percent (41%), less the amount of previously made distributions for income taxes for the current year, as has been the customary practice of the Company.

ARTICLE VI
MISCELLANEOUS

          6.1. Entire Understanding. This Agreement and the Note set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties, and there are no other prior written or oral agreements, undertakings, promises, warranties, or covenants respecting such subject matter not expressly set forth herein or therein.

          6.2. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection with herewith shall be given in writing and directed to the following:

If to Company:

Cadence II, LLC
6560 S. Greenwood Plaza Blvd., Ste. 400
Englewood, CO 80112
Attn: John McCawley
Phone: (720) 939-4327
Fax: (303)

with a copy sent to:

Adam J. Agron, Esq.
Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Phone: (303) 223-1134
Fax: (303) 223-0934

If to Sellers:

Mr. Pat Burke and Ms. Ann Burke
7026 S. Magnolia Circle
Centennial, CO 80112
Phone: (___) ___-____
Fax: (___) ___-____

with a copy sent to:

Timothy J. Fete, Jr., Esq.
Perkins Coie, LLP
1899 Wynkoop St., Suite 700
Denver, CO 80202
Phone: (303) 291-2324
Fax: (303) 291-2300

Notices shall be deemed properly delivered and received when delivered to the primary notice party (without regard to the copied parties) (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the third business day if sent to an address not in the United States), or (iv) if sent by registered or certified mail, five days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 6.2.

          6.3. Further Assurances. Each of the parties hereto agree to execute and deliver (or cause to be executed and delivered) such additional documents and instruments and to perform such additional acts as may be necessary and appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement.

          6.4. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

          6.5. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

          6.6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign or transfer their respective rights or obligations hereunder without the prior written consent of the other parties.

          6.7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado without giving effect to the principles of conflicts of law thereof.

          6.8. Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Bold references to Articles or Sections shall refer to those portions of this Agreement. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

          6.9. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

          6.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

          6.11. Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Company and Sellers.

          6.12. Recitals. The recitals set forth above are hereby incorporated into this Agreement and made a binding part hereof.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:

CADENCE II, LLC DBA NETWORK CADENCE, a Colorado limited liability company

By:	/s/ John McCawley

Name:	John McCawley
Title:

SELLERS:

MR. PAT BURKE
/s/ Pat Burke

MS. ANN BURKE
/s/ Ann Burke

EXHIBIT A

Promissory Note

(see attached)